Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectuses and Statements of Additional Information constituting parts of this Post-Effective Amendement No. 41 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated December 10, 1996, relating to the financial statements and selected per share data and ratios for a share of beneficial interest outstanding appearing in the October 31, 1996 Annual Reports to Shareholders ("Annual Reports") of Vista Bond Fund, Vista Short-Term Bond Fund, Vista Equity Income Fund, Vista Large Cap Equity Fund, Vista Small Cap Equity Fund, Vista Balanced Fund, Vista U.S. Treasury Income Fund, Vista U.S. Government Securities Fund, Vista American Value Fund, Vista Southeast Asian Fund, Vista Japan Fund, Vista European Fund, Vista Growth & Income Fund, Vista Capital Growth Fund and Vista International Equity Fund (separately managed portfolios of Mutual Fund Group), and of our reports dated December 10, 1996, relating to the financial statements of Capital Growth Portfolio, Growth & Income Portfolio and International Equity Portfolio appearing in the Annual Reports, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Accountants" in the Statements of Additional Information.

PRICE WATERHOUSE LLP

1177 Avenue of the Americas
New York, New York 10036
February 27, 1997